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                                                                    Exhibit 23.1

McGladrey & Pullen
Certified Public Accountants


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Advanced BioEnergy, LLC
Fairmont, Nebraska

We have audited the accompanying balance sheet of Advanced BioEnergy, LLC (a development stage company) (the Company) as of March 31, 2005, and the related statements of operations, changes in members' equity and cash flows for the period from January 4, 2005 (date of inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced BioEnergy, LLC as of March 31, 2005, and the results of its operations and its cash flows for the period from January 4, 2005 (date of inception) to March 31, 2005, in conformity with U.S. generally accepted accounting principles.


McGladrey & Pullen, LLP

/s/ McGladrey & Pullen

Des Moines, Iowa
May 27, 2005


McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.